Exhibit 10.7

STATEMENT OF WORK (SOW)

Interim Management Services

To: Chairman of the Board of Directors of Innovaro, Inc.

From: Asa W. Lanum

Date: 14 August 2010

Re: Engagement to provide interim executive services to Innovaro

Dear Sir,

I am providing you this Statement of Work (SOW) for The CTO Group to provide assistance to the Board of Directors of Innovaro, Inc. in connection with the following matters:

1)	To provide an interim Chief Executive Officer (CEO) to serve until such time as the Board of Directors of Innovaro may recruit and hire a permanent CEO

2)	Performing such other duties that shall be mutually agreed with the Innovaro Board of Directors from time to time

Objectives

Provide management and advisory services on behalf of the Innovaro Board of Directors to assist the Board of Directors in connection with the matters set forth above. This SOW is comprised of a single phase.

The following is the objective for the engagement.

1.	Execute the responsibilities of the Chief Executive Officer of Innovaro in consultation and agreement with the Innovaro Board of Directors, providing day to day management and leadership to Innovaro.

Duration & Resources

The following individuals will be allocated to the project in their respective roles:

•	Chief Executive Officer - Asa Lanum

•	This engagement will occur in a single phase

•	This engagement will commence on Monday 16 August 2010.

•	The length of the engagement for Mr. Lanum is estimated to be up to six months

The formal completion will/may occur at such time as the Innovaro Board of Directors retains a permanent CEO.

Terms of Engagement

To accomplish this effort, The CTO Group will assign Asa Lanum full time to the engagement.

The CTO Group	1	Confidential

The term of engagement will be as follows:

The engagement will commence upon the execution of this engagement letter by you.

The service fees charged to Innovaro in connection with this engagement will be as follows:

•	Mr. Lanum

•	$22,000 per month

•	A stock option in the amount of 90,000 shares to be granted at the commencement of the engagement

•	Vesting of these shares on a pro rata basis per month over the duration of the six month period

Travel and living expenses will be submitted directly to Innovaro by Mr. Lanum and will be processed and subject to the standard Innovaro travel policies.

Service fees for this engagement will be invoiced twice monthly on the 15th and end of each month.

Invoices for service fees are payable upon receipt.

All service fee invoice processing will be through Knight and Company acting as The CTO Group financial organization.

This engagement may be terminated at any time and for any reason by either party on three weeks written notice to the other party for Mr. Lanum.

•	Upon such termination, Innovaro’s obligation to The CTO Group hereunder will be to pay for services rendered on or prior to such termination date and for the three week notice period.

•	In the event of such termination by Innovaro, all fees and expenses will become immediately due and payable

•	In the event Innovaro determines to terminate this agreement, all outstanding options shall fully vest as of the termination date.

This agreement in subject, in all respects, to the signed Non-disclosure agreement.

The CTO Group looks forward to working with you on this project. Time is of the essence to allow this to complete successfully. We are available as required to undertake further discussion and/or clarification.

Best regards,

/s/ Asa Lanum

Asa W. Lanum
Managing Principal The CTO Group

The CTO Group	2	Confidential

Signature Page

Acceptance

Innovaro, Inc.:

Date: 13 August 2010

Name: Charles Pope

Title: Chairman of the Board of Directors

Signature: /s/ Charles Pope

The CTO Group:

Date: 13 August 2010

Name: Asa W. Lanum

Title: Managing Principal

Signature: /s/ Asa W. Lanum

The CTO Group	3	Confidential